Exhibit 99.2

Confidential and Privileged - Subject to FRE 408	Company Draft 08-21-2016

Restructuring Proposal – Summary of Key Terms

IMPLEMENTATION

•    Restructuring to be implemented through an out-of-court transaction to the extent sufficient support and concessions can be obtained from banks, noteholders and equityholders, with an in-court pre-packaged bankruptcy filing in the alternative

•    All court filings (if any) and definitive documentation concerning the Restructuring shall be in form and substance acceptable to the Company and the ad hoc group of holders (the “Ad Hoc Group”) of the $300 million 1.75% Senior Convertibles Notes due March 2017 (the “Converts”) and the $775 million 7.50% Senior Notes due 2022 (the “2022 Notes” and together with the holders of the Converts, the “Noteholders”)

ASSET SALES

•    To facilitate and subject to a consensual restructuring with the Ad Hoc Group, the Company proposes to sell Appalachia

•    $150 million of net proceeds, provided that the sale price paid in connection with a sale of Appalachia shall be no less than $350 million, to be paid to the Noteholders in cash as part of the overall consideration; however, if the Company obtains net proceeds greater than $350 million, Company to pay Noteholders 60% of any net proceeds that are available to the Company/Noteholders in excess of $350 million

•    The remaining sale proceeds will be used to pay down bank debt and for general working capital needs, which allocation shall be determined by the Company with the consent of the Ad Hoc Group of Noteholders

•    The business plan, Modified Case with Appalachia Sale – 7/26 Strip, assumes a sale is completed by year-end 2016 at a net purchase price of $350 million. As previously disclosed, as part of a market test of the Appalachia assets earlier this year, the Company received indications of interest in the range of $250 – $400 million

TREATMENT OF UNSECURED CREDITORS

Noteholders will receive, on a pro-rata basis:

•    A portion of the Appalachia sale proceeds, to be paid to the Noteholders as described above.

•    $225 million in second-lien take-back notes

•    Coupon: 7.5% interest per annum (minimum of 3.75% in cash with 3.75% paid in cash or in kind at the Company’s election)

•    Maturity: May 2022 (six months prior to maturity of 2022 Notes)

•    Redemption: Callable by Company in:

•    years 1-3 for par plus accrued with T+50 bps makewhole;

•    years 4-5 for par plus accrued plus  3⁄4 coupon (105.625%); and

•    year 6 for par plus accrued

•    93% of the common equity of the reorganized Company on account of the remaining Noteholder claims, which common equity shall be subject to dilution by the warrants, a management equity incentive plan, and any other future issuances of equity by the Company from time to time

•    With respect to other unsecured creditors, to the extent implemented in-court:

•    [Certain other unsecured creditors may also share in pro rata allocation of common equity][1]

•    [Critical vendor program, convenience class, and treatment of other unsecured creditors [TBD]]

[1]	Parties to discuss election for certain other non-critical unsecured claims to receive either (i) cash payout at discount or (ii) equity.

Confidential and Privileged - Subject to FRE 408	Company Draft 08-21-2016

TREATMENT OF EXISTING STOCKHOLDERS

•    Existing equityholders to receive 7% of the common equity of the reorganized Company and 5-year warrants for 16% of the common equity with a strike price equal to a total equity value of the reorganized company that results in full payment of the principal amount of the Converts and the 2022 Notes plus accrued interest through the closing date of the restructuring; provided that such common equity shall be subject to dilution by the warrants, a management equity incentive plan and any other future issuances of equity by the Company from time to time

OTHER

•    Company shall resolve issues related to the provision of additional collateral to BOEM on terms acceptable to the Ad Hoc Group

•    Restructuring support agreement (“RSA”) to be executed by [TBD], 2016 or such earlier date as may be required to accomplish an out-of-court transaction

•    Timeline and required approvals (e.g., shareholder approvals) for out-of-court transaction to be discussed with advisors to Ad Hoc Group

•    RSA to provide for payment of fees and expenses of legal and financial advisors to the Ad Hoc Group

•    Governance to be resolved prior to finalizing the RSA

•    RSA shall provide for implementation of management equity incentive plan, with the amount and form determined and approved by the Ad Hoc Group and allocation and any limitations thereon to be determined by the new board of directors or as the board of directors may direct

•    Definitive documentation of take-back debt / convertible preferred equity to provide flexibility with respect to joint ventures (e.g., acquisitions and drilling Lamprey)

•    Customary full releases and exculpation, including for the Company, the Ad Hoc Group and its officers / directors, RSA signatories and each of their respective professionals

•    Company shall renegotiate (or reject, as applicable) certain unfavorable contracts on terms acceptable to the Ad Hoc Group

2